Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS RECORD QUARTERLY BUSINESS BANKING ORIGINATIONS OF $200 MILLION, REPRESENTING A 1,325% YEAR-OVER-YEAR INCREASE IN BUSINESS BANKING ORIGINATIONS

Completes Commercial Bank Charter Conversion

Brooklyn, NY – April 25, 2019 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $11.5 million for the quarter ended March 31, 2019, or $0.32 per diluted common share, compared with net income of $12.4 million for the quarter ended December 31, 2018, or $0.34 per diluted common share, and net income of $14.7 million for the quarter ended March 31, 2018, or $0.39 per diluted common share.

Kenneth J. Mahon, President and CEO of the Company, stated “The linked quarter decline in EPS was primarily attributable to a $2.4 million decrease in prepayment fee income. Excluding the impact of prepayment fee income, pre-tax income for the quarter ended March 31, 2019 would have been $14.5 million, or 17% higher than the linked quarter pre-tax income of $12.4 million excluding prepayment fee income, on a comparative basis. Our Business Banking division continues to experience strong growth, as evidenced by record quarterly originations of $200 million. The Business Banking division’s loan portfolio reached $824 million (or 15% of total loans) at March 31, 2019, versus $648 million (or 12% of total loans) at December 31, 2018. As the Business Banking portfolio increasingly becomes a larger percentage of our overall balance sheet, we expect our overall loan yields to continue trending upwards. New Business Banking loan originations continue to be at significantly higher rates (weighted average rate (“WAR”) on new Business Banking originations was 5.19% for the first quarter of 2019) than the overall portfolio. In addition, Business Banking deposits grew to $227 million at the end of the first quarter of 2019. As we continue to grow relationship-based loans and deposits, the quality of our balance sheet and franchise value are expected to improve.”

Charter Conversion

On January 24, 2019, the Bank filed an application with the New York Department of Financial Services (“NYSDFS”) seeking approval to convert from a New York stock form savings bank to a New York commercial bank (the “Charter Conversion”).  Simultaneous with the Charter Conversion application to NYSDFS, the Company filed an application with the Federal Reserve Bank of Philadelphia to delist as a savings and loan holding company and elect to become a bank holding company.  Having received all applicable regulatory approvals, on April 25, 2019 the Bank completed the Charter Conversion, and will henceforth operate as a New York commercial bank. The Company will henceforth operate as a bank holding company.

Mr. Mahon commented, “We are into our third full year of re-engineering Dime’s monoline multifamily focused thrift model into a full service, relationship based community commercial bank. The Charter Conversion demonstrates that management and our Board of Directors are fully committed to our new relationship-based operating model. We are grateful to the NYSDFS for being supportive of our business model transformation and accepting our application to operate as a New York commercial bank.”

Mr. Mahon continued, “Under our prior savings bank charter, the Bank was not allowed to accept deposits from municipalities due to Section 237 of the Banking Law.  New York commercial banks have no such limitation. As such, converting to a commercial bank charter has provided the Bank with the additional business opportunity of accepting municipal deposits and we will be able to compete more effectively with New York and national commercial banks located in our markets. The ability to gather municipal deposits provides us another important avenue to help lower our loan-to-deposit ratio over the medium-to-long term.”

Mr. Mahon concluded, “Notably, Dime’s executive team has only two members who have been with us longer than three years. We have new executives in Business Banking, Residential Lending, Retail Banking, Finance, Marketing, Human Resources and Training, Technology, Information Security, Legal and Compliance, Risk, and Corporate Development among other functions. The over-arching takeaway is that there has been a virtual re-make of the entire management structure and these leaders have brought new thinking, energy, and a sense of urgency to our organization and the business model transformation. I am confident that we are on track to transform our business model from a monoline thrift into the pre-eminent Metro New York community commercial bank.”

Highlights for the first quarter of 2019 included:

•
Continued the build out of the Business Banking division via the hires of Jeff Barber, Senior Vice President of Business Banking and Long Island Group Leader, and Tom Braunstein, Senior Vice President of Business Banking and Manhattan Group Leader. Mr. Barber will be responsible for managing multiple teams in the Long Island market and Mr. Braunstein will be responsible for managing multiples teams in the Manhattan and Brooklyn market;

•	Record Business Banking originations of $200.4 million in the first quarter of 2019, a 1,324.9% increase versus the first quarter of 2018;
•
Business Banking loan originations for the first quarter of 2019 were at significantly higher rates than the overall portfolio; the WAR on Business Banking real estate originations was 5.02% and the WAR on C&I originations was 5.66% for the quarter ended March 31, 2019, compared to the total real estate and C&I loan portfolio WAR of 3.90% for the quarter ended March 31, 2019;

•
Strong growth in checking account balances. Compared to the first quarter of 2018, the sum of average non-interest bearing checking account balances and average interest-bearing checking account balances for the first quarter of 2019 increased by 18% to $513.2 million;

•	Consolidated Company commercial real estate (“CRE”) concentration ratio of 707% at March 31, 2019, versus 749% at March 31, 2018; and
•
Reported book value per share and tangible book value per share (which consists of common equity less goodwill, divided by number of shares outstanding) grew to $16.83 and $15.29, respectively, at March 31, 2019 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the first quarter of 2019 was $35.3 million, a decrease of $1.8 million (4.9%) from the fourth quarter of 2018 and a decrease of $2.7 million (7.1%) from the first quarter of 2018. The decline in net interest income was primarily due to a reduction in prepayment fee income. Prepayment fee income for the first quarter of 2019 was $0.8 million, compared to $3.2 million for the fourth quarter of 2018 and $2.3 million for the first quarter of 2018.

Mr. Mahon commented, “In the fourth quarter of 2018, we had elevated prepayment fee income of $3.2 million as many of our borrowers prepaid early in anticipation of the Federal Reserve continuing its interest rate tightening policy into 2019. Over the last few months, there has been a significant shift in market sentiment vis-à-vis the direction of interest rates and many existing borrowers, especially those with low coupon loans, now appear to be waiting to get close to the contractual reset date on their loans before refinancing (rather than prepaying early). As a result, prepayment fee income declined to $0.8 million in the first quarter of 2019.”

Net interest margin (“NIM”) was 2.31% during the first quarter of 2019, compared to 2.46% in the fourth quarter of 2018, and 2.47% during the first quarter of 2018.  The linked quarter decrease in NIM was primarily due to the aforementioned reduction in prepayment fee income. Net interest margin excluding income related to prepayment activity during the first quarter of 2019 was 2.26%, compared to 2.25% in the fourth quarter of 2018 and 2.33% during the first quarter of 2018.

Mr. Mahon commented, “The consecutive linked quarter increases in our NIM (excluding the impact of prepayment fees) has been driven by the growing contribution of our Business Banking division. We are pleased that our business model transformation is producing the desired results on core NIM.”

Average interest-earning assets were $6.11 billion for the first quarter of 2019, a 5.3% (annualized) increase from $6.03 billion for the fourth quarter of 2018, and a 0.6% decrease from $6.15 billion for the first quarter of 2018. The linked quarter increase in average interest-earning assets was primarily driven by an increase in the loan portfolio, as the Company had strong loan originations in its Business Banking division along with reduced payoffs in the multifamily loan portfolio.

For the first quarter of 2019, the average yield on interest-earning assets was 3.78%, a decrease of 7 basis points compared with the fourth quarter of 2018, and an increase of 20 basis points compared to the first quarter of 2018.  The linked quarter decrease in the yield on average interest-earning assets was primarily due to the  previously mentioned reduction in prepayment fee income.

The ending WAR on the total loan portfolio was 3.90% at March 31, 2019, which represents an 8 basis points increase versus the ending WAR on the total loan portfolio at December 31, 2018, and a 33 basis points increase versus the ending WAR on the total loan portfolio at March 31, 2018.

The average cost of borrowed funds (which primarily consists of Federal Home Loan Bank advances) was 2.43% for the first quarter of 2019, an increase of 9 basis points versus the fourth quarter of 2018, and an increase of 38 basis points versus the first quarter of 2018.

Loans

The real estate loan portfolio increased by $75.8 million (5.8% annualized) during the first quarter of 2019.  Total real estate loan originations were $233.9 million during the first quarter of 2019, at a weighted average interest rate of 5.01%. Real estate loan amortization and satisfactions totaled $150.5 million, or 11.6% (annualized) of the portfolio balance, at an average rate of 3.89%. The annualized real estate loan payoff rate of 11.6% for the first quarter of 2019 was lower than the fourth quarter of 2018 (20.7% annualized) and the first quarter of 2018 (13.6% annualized). Average real estate loans were $5.20 billion in the first quarter of 2019, an increase of $16.1 million (1.3% annualized) from the fourth quarter of 2018, and a decrease of $239.4 million (-4.4%) from the first quarter of 2018.

Outlined below are the loan originations for the current quarter, linked quarter and year-ago quarter.

($s in millions)	Originations/ Weighted Average Rate
Real Estate Originations	Q1 2019	Q4 2018	Q1 2018
Non-Business Banking	$86.1/4.99%	$131.6/4.74%	$53.8/4.14%
Business Banking	$147.8/5.02%	$101.2/5.08%	$21.2/4.21%
Total Real Estate	$233.9/5.01%	$232.8/4.89%	$75.0/4.17%
C&I Originations	$52.6/5.66%	$41.2/6.12%	$25.3/4.81%

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits sourced from its retail branches and its Business Banking division.  The Business Banking division ended the first quarter of 2019 with approximately $122.2 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately one basis point and total deposits of $227.4 million at an average rate of 57 basis points, compared to approximately $61.7 million of checking and leasehold deposits at an average rate of approximately one basis point and total deposits of $89.0 million at an average rate of 22 basis points, respectively, for the year-ago period.

The cost of total deposits increased 10 basis points on a linked quarter basis, compared to a 9 basis points increase when comparing the fourth quarter of 2018 to the third quarter of 2018, and a 12 basis points increase when comparing the third quarter of 2018 to the second quarter of 2018. Mr. Mahon commented, “Importantly, we improved the quality of our deposit base, as evidenced by the non-interest bearing deposits to total deposits ratio increasing to 9.5% at March 31, 2019 compared to 9.1% at December 31, 2018. We continue to manage our deposit pricing to remain competitive with the market while keeping our loan-to-deposit ratio range at approximately 125%”.

Total deposits increased by $50.9 million (4.7% annualized) on a linked quarter basis to $4.41 billion at March 31, 2019. The DimeDirect internet channel deposit portfolio was approximately $234.0 million at the end of the first quarter of 2019 compared to $290.8 million at year-end 2018.  Mr. Mahon commented, “In fiscal year 2018, our DimeDirect deposit portfolio declined by approximately $415 million, as we did not raise our posted rates beyond 1.35%. In the first quarter of 2019, net outflows in DimeDirect slowed to approximately $57 million. We expect the magnitude of dollar outflows from DimeDirect to decline over time, resulting in less of a headwind to grow overall deposits in the future.”

The loan-to-deposit ratio was 124.9% at March 31, 2019, compared to 123.8% at December 31, 2018 and 124.3% at March 31, 2018.

Total borrowings, excluding subordinated debt, was $1.13 billion at March 31, 2019, consistent with the fourth quarter of 2018, and $1.01 billion at the first quarter of 2018. At March 31, 2019, 38.0% of the borrowings portfolio, excluding subordinated debt, consisted of Federal Home Loan Bank bullet advances and overnight unsecured borrowings, that have a remaining term of less than a year, compared to 26.1% for the prior year period.

Non-Interest Income

Non-interest income was $2.4 million during the first quarter of 2019, $1.8 million during the fourth quarter of 2018, and $3.2 million during the first quarter of 2018. In the first quarter of 2018, non-interest income of $3.2 million included $1.4 million of gains from the sale of securities that the Bank had retained from its Freddie Mac sponsored Q-deal securitization completed in December of 2017.

Non-Interest Expense

Total non-interest expense was $22.1 million during the first quarter of 2019, $22.7 million during the fourth quarter of 2018, and $21.7 million during the first quarter of 2018. In the fourth quarter of 2018, non-interest expense of $22.7 million included $0.7 million of severance related expenses related to a workforce reduction.  On a linked quarter basis, excluding the severance expense from the fourth quarter of 2018, salaries and employee benefits expenses increased by $0.6 million as the Company added relationship bankers and support staff as part of its Business Banking division buildout.

The ratio of non-interest expense to average assets was 1.39% during the first quarter of 2019, 1.46% during the fourth quarter of 2018, and 1.36% during the first quarter of 2018.

The efficiency ratio was 59.2% during the first quarter of 2019, 58.0% during the fourth quarter of 2018, and 54.6% during the first quarter of 2018.

Income Tax Expense

The reported effective tax rate for the first quarter of 2019 was 24.9% versus 20.4% for the fourth quarter of 2018. As disclosed previously, in the fourth quarter of 2018, the Company recognized a one-time tax rate benefit in conjunction with the filing of the prior year tax return.

Credit Quality

Non-performing loans at March 31, 2019 were $5.4 million, or 0.10% of total loans, an increase from $2.3 million, or 0.04% of total loans, at December 31, 2018.  The allowance for loan losses was 0.40% of total loans at both March 31, 2019 and December 31, 2018. At March 31, 2019, non-performing assets represented 2.2% of the sum of tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio"), which is higher than the ratio of 0.4% at December 31, 2018 (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).  A loan loss provision of $0.3 million was recorded during the first quarter of 2019, compared to a loan loss provision of $0.6 million during the fourth quarter of 2018, and a loan loss provision of $0.2 million during the first quarter of 2018.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.81% at March 31, 2019, was in excess of all applicable regulatory requirements.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.  At March 31, 2019, the Bank’s leverage ratio was 9.77%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.39% and 12.84%, respectively.

Mr. Mahon commented, “During the first quarter of 2019, we repurchased 199,254 shares at a weighted average price of $19.14. Pro forma for the repurchases, and the asset growth we experienced in the first quarter of 2019, our tangible common equity to tangible assets ratio was 8.58% at March 31, 2019.”

Diluted earnings per common share of $0.32 exceeded the quarterly $0.14 cash dividend per share by 129% during the first quarter of 2019, equating to a 43.75% dividend payout ratio.

Book value per share was $16.83 and tangible book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) was $15.29 at March 31, 2019.

Outlook for the Quarter Ending June 30, 2019

The Company continues to prioritize NIM growth, and improving the quality of its balance sheet, over earning asset growth at lower margins.

The Company’s posted rack rates on multifamily loans continue to be above the rates offered by many competitors, thereby affecting the level of multifamily originations. As such, the multifamily portfolio is expected to continue trending lower over the course of the year. The pace of payoffs could pick up in the second half of the year. The Company has approximately $54 million of multifamily loans that are scheduled to reach their contractual repricing dates in the second quarter of 2019, and approximately $238 million of multifamily loans that are scheduled to reach their contractual repricing dates during the second half of 2019.

Declines in the multifamily portfolio are expected to be offset by growth in the Business Banking portfolio and the Residential Lending portfolio.

The Business Banking division is projected to achieve its full year 2019 net portfolio growth target of at least $650 million to $700 million. As mentioned previously, net portfolio growth for the Business Banking division in the first quarter of 2019 was $176.4 million.

Non‐interest expense for fiscal year 2019 is currently expected to be approximately between $88 million to $90 million. This estimate includes the cost of hiring new relationship bankers to meet the aforementioned portfolio growth target for the Business Banking division.

The Company projects that the consolidated effective tax rate will be approximately 25% for fiscal year 2019.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.48 billion in consolidated assets as of March 31, 2019. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine retail branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	March 31, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$143,473	$147,256
Mortgage-backed securities available for sale	457,217	466,605
Investment securities available for sale	54,406	36,280
Marketable equity securities, at fair value	5,912	5,667
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	107,709	96,847
Multifamily residential and residential mixed-use (1)(2)	3,831,145	3,866,788
Commercial real estate and commercial mixed-use	1,245,806	1,170,085
Acquisition, development, and construction ("ADC")	54,222	29,402
Total real estate loans	5,238,882	5,163,122
Commercial and industrial ("C&I")	266,415	229,504
Other loans	1,139	1,192
Allowance for loan losses	(21,941)	(21,782)
Total loans, net	5,484,495	5,372,036
Premises and fixed assets, net	23,708	24,713
Loans held for sale	682	1,097
Federal Home Loan Bank of New York capital stock	55,840	57,551
Bank Owned Life Insurance ("BOLI")	112,121	111,427
Goodwill	55,638	55,638
Operating lease assets	40,401	-
Other assets	41,408	42,308
TOTAL ASSETS	$6,475,301	$6,320,578
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$417,475	$395,477
Interest-bearing checking	116,562	115,972
Savings	328,853	336,669
Money Market	1,963,954	2,098,599
Sub-total	2,826,844	2,946,717
Certificates of deposit	1,580,778	1,410,037
Total Due to Depositors	4,407,622	4,356,754
Escrow and other deposits	137,116	85,234
Federal Home Loan Bank of New York advances	1,087,325	1,125,350
Subordinated Notes Payable, net	113,796	113,759
Other Borrowings	45,000	-
Operating lease liabilities	46,868	-
Other liabilities	31,300	37,400
TOTAL LIABILITIES	5,869,027	5,718,497
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,690,825 shares and 53,690,825 shares issued at March 31, 2019 and December 31, 2018, respectively, and 36,020,112 shares and 36,092,952 shares outstanding at March 31, 2019 and December 31, 2018, respectively)	537	537
Additional paid-in capital	278,358	277,512
Retained earnings	572,175	565,713
Accumulated other comprehensive loss, net of deferred taxes	(5,232)	(6,500)
Unearned equity award common stock	(6,068)	(3,623)
Common stock held by the Benefit Maintenance Plan	(1,509)	(1,509)
Treasury stock (17,670,713 shares and 17,597,873 shares at March 31, 2019 and December 31, 2018, respectively)	(231,987)	(230,049)
TOTAL STOCKHOLDERS' EQUITY	606,274	602,081
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,475,301	$6,320,578

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest income:
Loans secured by real estate	$49,177	$49,953	$49,575
Commercial and industrial ("C&I") loans	3,436	3,200	1,656
Other loans	18	19	20
Mortgage-backed securities	3,197	3,279	2,257
Investment securities	420	240	15
Other short-term investments	1,447	1,359	1,511
Total interest income	57,695	58,050	55,034
Interest expense:
Deposits and escrow	15,017	14,289	10,751
Borrowed funds	7,354	6,611	6,267
Total interest expense	22,371	20,900	17,018
Net interest income	35,324	37,150	38,016
Provision for loan losses	321	603	193
Net interest income after provision for loan losses	35,003	36,547	37,823

Non-interest income:
Service charges and other fees	1,099	1,199	911
Mortgage banking income, net	68	75	111
Gain (loss) on equity securities	268	(416)	(4)
Gain (loss) on sale of securities and other assets	(76)	-	1,370
Gain on sale of loans	255	159	90
Income from BOLI	694	721	712
Other	52	83	54
Total non-interest income	2,360	1,821	3,244
Non-interest expense:
Salaries and employee benefits	11,884	12,042	11,177
Stock benefit plan compensation expense	284	326	388
Occupancy and equipment	3,869	3,836	3,872
Data processing costs	2,066	1,635	1,754
Marketing	466	1,030	1,047
Federal deposit insurance premiums	454	448	665
Other	3,029	3,428	2,831
Total non-interest expense	22,052	22,745	21,734

Income before taxes	15,311	15,623	19,333
Income tax expense	3,810	3,183	4,587

Net Income	$11,501	$12,440	$14,746

Earnings per Share ("EPS"):
Basic	$0.32	$0.34	$0.39
Diluted	$0.32	$0.34	$0.39

Average common shares outstanding for Diluted EPS	35,976,915	36,296,298	37,464,725

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Per Share Data:
Reported EPS (Diluted)	$0.32	$0.34	$0.39
Cash dividends paid per share	0.14	0.14	0.14
Book value per share	16.83	16.69	16.22
Tangible book value per share (1)	15.29	15.14	14.73
Dividend payout ratio	43.75%	41.18%	35.90%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.72%	0.80%	0.93%
Return on average common equity	7.62%	8.25%	9.77%
Return on average tangible common equity (1)	8.39%	9.08%	10.76%
Net interest spread	2.02%	2.22%	2.28%
Net interest margin	2.31%	2.46%	2.47%
Average interest-earning assets to average interest-bearing liabilities	118.14%	118.71%	115.84%
Non-interest expense to average assets	1.39%	1.46%	1.36%
Efficiency ratio	59.22%	57.98%	54.60%
Loan-to-deposit ratio at end of period	124.93%	123.24%	122.68%
CRE consolidated concentration ratio (2)	706.7%	702.7%	748.6%
Effective tax rate	24.88%	20.37%	23.73%

Average Balance Data:
Average assets	$6,364,098	$6,251,691	$6,369,310
Average interest-earning assets	6,111,293	6,031,823	6,145,013
Average loans	5,445,301	5,400,166	5,577,309
Average deposits	4,341,045	4,349,419	4,378,117
Average common equity	604,074	603,358	603,555
Average tangible common equity (1)	548,436	547,721	547,917

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$5,425	$2,345	$1,719
Non-performing assets	5,425	2,345	1,719
Net charge-offs	162	151	22
Non-performing loans/ Total loans	0.10%	0.04%	0.03%
Non-performing assets/ Total assets	0.08%	0.04%	0.03%
Allowance for loan loss/ Total loans	0.40%	0.40%	0.39%
Allowance for loan loss/ Non-performing loans	404.44%	928.87%	1,233.51%
Loans delinquent 30 to 89 days at period end	$338	$424	$2,947

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.58%	8.72%	8.81%
Tier 1 common equity ratio	11.04	11.50	11.87
Tier 1 risk-based capital ratio	11.04	11.50	11.87
Total risk-based capital ratio	13.77	14.35	14.79
Tier 1 leverage ratio	8.81	8.92	8.79

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.39%	13.34%	12.97%
Tier 1 risk-based capital ratio	12.39	13.34	12.97
Total risk-based capital ratio	12.84	13.80	13.43
Tier 1 leverage ratio	9.77	10.31	9.59

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.
(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,195,951	$49,177	3.79%	$5,179,805	$49,953	3.86%	$5,435,400	$49,575	3.65%
Commercial and industrial loans	248,267	3,436	5.54%	219,295	3,200	5.84	140,720	1,656	4.71
Other loans	1,083	18	6.65%	1,066	19	7.13	1,189	19	6.39
Mortgage-backed securities	464,303	3,197	2.75%	472,965	3,279	2.77	351,196	2,257	2.57
Investment securities	47,177	420	3.56%	19,728	240	4.87	6,492	15	0.92
Other short-term investments	154,512	1,447	3.75%	138,964	1,359	3.91	210,016	1,511	2.88
Total interest-earning assets	6,111,293	57,695	3.78%	6,031,823	58,050	3.85%	6,145,013	55,033	3.58%
Non-interest-earning assets	252,805			219,868			224,297
Total assets	$6,364,098			$6,251,691			$6,369,310

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$115,243	$22	0.08%	$114,563	$60	0.21%	$124,440	$54	0.18%
Money market accounts	2,029,794	7,640	1.53%	2,131,276	7,630	1.42	2,432,242	6,318	1.05
Savings accounts	331,662	45	0.06%	338,837	47	0.06	359,638	59	0.07
Certificates of deposit	1,466,439	7,310	2.02%	1,377,207	6,552	1.89	1,151,146	4,320	1.52
Total interest-bearing deposits	3,943,138	15,017	1.54%	3,961,883	14,289	1.43	4,067,466	10,751	1.07
Borrowed Funds	1,229,607	7,353	2.43%	1,119,225	6,611	2.34	1,237,094	6,267	2.05
Total interest-bearing liabilities	5,172,745	22,370	1.75%	5,081,108	20,900	1.63%	5,304,560	17,018	1.30%
Non-interest-bearing checking accounts	397,907			387,536			310,651
Other non-interest-bearing liabilities	189,372			179,689			150,544
Total liabilities	5,760,024			5,648,333			5,765,755
Stockholders' equity	604,074			603,358			603,555
Total liabilities and stockholders' equity	$6,364,098			$6,251,691			$6,369,310
Net interest income		$35,325			$37,150			$38,015
Net interest spread			2.02%			2.22%			2.28%
Net interest-earning assets	$938,548			$950,715			$840,453
Net interest margin			2.31%			2.46%			2.47%
Ratio of interest-earning assets to interest-bearing liabilities		118.14%			118.71%			115.84%

Deposits (including non-interest bearing checking accounts)	$4,341,045	$15,017	1.40%	$4,349,419	$14,289	1.30%	$4,378,117	$10,751	1.00%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At March 31, 2019		At December 31, 2018		At March 31, 2018
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$107,709	4.58%	$96,847	4.59%	$62,596	4.36%
Multifamily residential and residential mixed-use (2)(3)	3,831,145	3.61	3,866,788	3.56	4,280,951	3.42
Commercial real estate and commercial mixed-use	1,245,806	4.23	1,170,085	4.17	1,007,595	3.95
Acquisition, development, and construction ("ADC")	54,222	6.61	29,402	6.64	9,413	5.84
Total real estate loans	5,238,882	3.81	5,163,122	3.74	5,360,555	3.53
Commercial and industrial ("C&I")	266,415	5.72	229,504	5.76	145,818	4.99
Total	$5,505,297	3.90%	$5,392,626	3.82%	$5,506,373	3.57%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	March 31, 2019	December 31, 2018	At March 31, 2018
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$706	$712	$449
Multifamily residential and residential mixed-use (1)(2)	276	280	-
Commercial real estate and commercial mixed-use real estate (2)	4,205	1,041	90
C&I	232	309	1,179
Other	6	3	1
Total Non-Performing Loans (3)	$5,425	$2,345	$1,719
Total Non-Performing Assets	$5,425	$2,345	$1,719

Performing TDR Loans
One-to-four -family and cooperative/condominium apartment	$12	$14	$20
Multifamily residential and mixed-use residential real estate (1)(2)	261	271	604
Commercial real estate and commercial mixed-use real estate (2)	4,061	4,084	7,431
Total Performing TDRs	$4,334	$4,369	$8,055

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At March 31, 2019	At December 31, 2018	At March 31, 2018
Total Non-Performing Assets	$5,425	$2,345	$1,719
Loans 90 days or more past due on accrual status (5)	6,955	100	13,816
TOTAL PROBLEM ASSETS	$12,380	$2,445	$15,535

Tangible common equity (6)	$550,636	$546,443	$552,319
Allowance for loan losses and reserves for contingent liabilities	21,966	21,807	21,229
TANGIBLE COMMON EQUITY PLUS RESERVES	$572,602	$568,250	$573,548

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE COMMON EQUITY AND RESERVES)	2.2%	0.4%	2.7%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$11,501	$12,440	$14,745
Adjustments to Net Income (1):
Add: Severance payment	-	496	-
Less: Loss (Gain) on sale of securities	52	-	(930)
Tax adjustment	-	(716)	(92)
Adjusted ("non-GAAP") net income	$11,553	$12,220	$13,723

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.32	$0.34	$0.36
Adjusted return on average assets	0.73%	0.78%	0.86%
Adjusted return on average common equity	7.65	8.10	9.09
Adjusted return on average tangible common equity	8.43	8.92	10.02
Adjusted non-interest expense to average assets	1.39	1.41	1.36
Adjusted efficiency ratio	59.22	56.12	54.60

	March 31, 2019	December 31, 2018	March 31, 2018
Reconciliation of Tangible Assets:
Total assets	$6,475,301	$6,320,578	$6,325,917
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,419,663	$6,264,940	$6,270,279

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$606,274	$602,081	$607,957
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$550,636	$546,443	$552,319

(1)	Adjustments to net income are taxed at the Company's statutory tax rate of approximately 32% unless otherwise noted.